Exhibit 99.4

PRELUDE THERAPEUTICS INCORPORATED

OMNIBUS OPTION AMENDMENT AGREEMENT

THIS OMNIBUS OPTION AMENDMENT AGREEMENT is entered into as of September 4, 2025 (this “Agreement”), by and among Prelude Therapeutics Incorporated, a Delaware corporation (the “Company”), Julian C. Baker (“J. Baker”) and Baker Bros. Advisors LP (“BBI”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Option Agreements (as defined below).

RECITALS:

A.           J. Baker holds 104,644 non-qualified stock options to purchase shares of the Company’s common stock (the “Option”) granted in increments annually between June 2021 and June 2024 under the Company’s [2016 Stock Incentive Plan, as amended from time to time (the “2016 Plan”) and]2020 Equity Incentive Plan, as amended from time to time (the “Plan”), subject to the terms of (i) the Stock Option Agreement, dated as of June 18, 2021, by and between the Company and J. Baker (the “2021 Option Agreement”), (ii) the Stock Option Agreement, dated as of June 17, 2022, by and between the Company and J. Baker (the “2022 Option Agreement”), (iii) the Stock Option Agreement, dated as of June 16, 2023, by and between the Company and J. Baker (the “2023 Option Agreement”) and (iv) the Stock Option Agreement, dated as of June 14, 2024, by and between the Company and J. Baker (the “2024 Option Agreement”, and collectively with the 2021 Option Agreement, the 2022 Option Agreement and the 2023 Option Agreement, the “Option Agreements”).

B.            J. Baker has been a partner at BBI, and BBI is the beneficial owner of the Option.

C.            In connection with J. Baker not standing for election as a member of the board of directors of the Company (the “Board”) and the election of Paul C. Scherer, M.D. as a member of the Board (Dr. Scherer, or such other representative of BBI then-serving as a member of the Board, the “BBI Representative”), the Company desires to amend the Option Agreements as set forth in this Agreement.

NOW, THEREFORE, in consideration of the forgoing recitals and for other consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby agree as follows:

AGREEMENT:

1.            Amendment of Option. For purposes of the terms “Termination”, “Terminated”, “Termination Date” and other terms of similar import, all references in the Plan and in the Option Agreements to the “Participant” or the “Optionee” and to the termination of the “Participant” or the “Optionee” shall be deemed to refer to the BBI Representative or the termination of the services of the BBI Representative, respectively, such that the period during which the Option may be exercised by J. Baker as set forth in Section 3 of the Option Agreements shall be determined based on the death, Disability or Termination of the BBI Representative, as applicable. For the avoidance of doubt, under no circumstances shall the Option be exercisable following the Expiration Date.

2.            Representations and Warranties. J. Baker represents and warrants to the Company and to BBI that (i) J. Baker has all necessary power and authority to enter into and perform this Agreement and (ii) this Agreement constitutes J. Baker’s valid and binding obligation, enforceable against J. Baker in accordance with its terms.

3.            Tax Acknowledgements. J. Baker and BBI acknowledge that upon exercise of the Option by J. Baker, J. Baker will recognize ordinary income with respect to each share of the Company’s common stock (the “Common Stock”) so exercised in an amount equal to the difference between the fair market value of a share of the Common Stock and the exercise price of the Option at the time of exercise. J. Baker and BBI further acknowledge that each has been given an opportunity to consult with its own attorney and tax professionals regarding the amendment of the Option pursuant to the terms and conditions of this Agreement. J. Baker and BBI have each reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the amendment of the Option and the exercise thereof. J. Baker and BBI are each relying solely on such advisors and not on any statements or representations of the Company or any counsel, advisor or agent of the Company.

4.            Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Option Agreements.

5.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

6.            Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the foregoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

7.            Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRELUDE THERAPEUTICS INCORPORATED

/s/ Bryant D. Lim

Name: Bryant D. Lim
Title: Chief Financial Officer & Chief Legal Officer

JULIAN C. BAKER

/s/ Julian C. Baker

BAKER BROS. ADVISORS LP

/s/ Scott Lessing

Name: Scott Lessing
Title: President

[SIGNATURE PAGE TO OPTION AMENDMENT AGREEMENT]